10F-3 Report
CGCM Core Fixed Income Investments
9/1/2008	through	8/31/2009

ID	Issuer Name	Trade Date	Selling Dealer	Total Amount	Purchase Price	% Received by Fund	% of Issue (1)
1353	Nielsen Finance LLC	1/21/2009	JP Morgan	1,500,000.00	$90.00	0.500%	0.833%
1354	Petrohawk Energy Corp.	1/22/2009	JP Morgan	1,000,000.00	$91.279	0.333%	0.500%
1360	El Paso Corp.	2/4/2009	Sterne, Agee, Leach	1,000,000.00	$97.875	0.200%	0.300%
1361	CSC Holdings Inc.	2/9/2009	Sterne, Agee, Leach	1,000,000.00	$96.50	0.200%	0.300%
1364	HCA Inc.	2/11/2009	Banc of America	1,000,000.00	$96.673	0.333%	0.500%
1370	Forest Oil Corp.	2/11/2009	JP Morgan	1,000,000.00	$95.15	0.286%	0.429%

(1) Represents purchases by all affiliated mutual funds and discretionary accounts; may not exceed 25% of the principal amount of the offering.
Other Participant Accounts	Issue Amount	Total Received All Funds
1353	-Includes purchases by other affiliated mutual funds and discretionary accounts in the amount of:	1,000,000.00	300,000,000.00	2,500,000.00
1354	-Includes purchases by other affiliated mutual funds and discretionary accounts in the amount of:	500,000.00	300,000,000.00	1,500,000.00
1360	-Includes purchases by other affiliated mutual funds and discretionary accounts in the amount of:	500,000.00	500,000,000.00	1,500,000.00
1361	-Includes purchases by other affiliated mutual funds and discretionary accounts in the amount of:	500,000.00	500,000,000.00	1,500,000.00
1364	-Includes purchases by other affiliated mutual funds and discretionary accounts in the amount of:	500,000.00	300,000,000.00	1,500,000.00
1370	-Includes purchases by other affiliated mutual funds and discretionary accounts in the amount of:	500,000.00	350,000,000.00	1,500,000.00